CENTRUE FINANCIAL CORPORATION

Exhibit 99.1

NEWS RELEASE
March 12, 2004

For Immediate Release

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue
P.O. Box 3 Kankakee, IL 60901-0003	Fax:	(815) 937-4440 (815) 937-3674

For more information contact:
James M. Lindstrom
Chief Financial Officer

CENTRUE FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER AND YEAR END EARNINGS

     Kankakee, Illinois.....(March 12, 2004) Centrue Financial Corporation (AMEX:CFF), today announced net income of $672,000 ($0.26 per diluted share) for the fourth quarter of 2003 compared to net income of $1.19 million ($0.51 per diluted share) for the comparable 2002 period. For the year ended December 31, 2003, the Company reported net income of $1.36 million ($0.65 per diluted share) compared to net income of $2.23 million ($0.93 per diluted share) in 2002. During the fourth quarter of 2003, the Company completed the acquisition of Aviston Financial Corporation, which had total assets of $98 million. The transaction was completed on October 9, 2003, at which time the Company changed its name to Centrue Financial Corporation.

     Thomas A. Daiber, who became President and CEO of Centrue Financial in October of 2003 stated, “The merger allowed us to combine the management talent of two long-standing and respected financial institutions and it also allowed us to recruit other experienced bankers to supplement and enhance our management team. Most of our senior officer positions have been filled with new executives during the last twelve months including the Chief Executive Officer, the Chief Financial Officer, the Chief Lending Officer, new Regional Presidents for three of our four Banking regions (each of these Presidents is also a commercial lender with more than 15 years of experience), a new Corporate Controller and two other seasoned commercial lenders. We now have a results-oriented team of bankers with the experience and track record to help us fulfill our mission to be the premier bank in the communities we serve and to improve the operating performance of our company.”

     “The operating results for the past two years have been negatively impacted by large loan loss provisions. The provisions equaled approximately one percent of total loans in each of the past two years and represent the recognition of losses on a group of loans made in previous years. We have now recruited and employed an experienced commercial lending team that will allow us to clean up the asset quality issues we inherited and that has given us the capacity to prudently expand our commercial loan portfolio.”

     Daiber continued, “During the latter part of 2003, we worked hard to implement several initiatives that we believe will improve our efficiency and the delivery of our banking service:

•	Completed a reduction in our operational and administrative work force and restructured our employee benefit programs.

•	Implemented a cost accounting based budgeting system for each branch and department.

•	Empowered our managers with the authority to make decisions affecting their branch and customers and reassigned several operating duties to the regional bank level when those functions involved customer service.

•	Consolidated our financial, operations and information technology departments to achieve improved communication and efficiency.

•	Strengthened our asset and liability management system to better manage our net interest margin.

•	Adopted a new loan policy and implemented new loan approval, documentation and monitoring procedures.

The implementation of these and other changes are expected to assist Centrue Financial as we strive to fulfill our mission statement of improving our return on our shareholders’ investment.”

Fourth Quarter Results

     For the fourth quarter of 2003 the Company reported net income of $672,000 ($0.26 per diluted share) compared to net income of $1.19 million ($0.51 per diluted share) in 2002, a decrease of $518,000 (43.5%). The decrease was primarily due to a $1.15 million (33.2%) increase in other expenses. Net interest income increased to $4.2 million, or $137,000 (3.4%) more than in 2002. Interest income decreased by $735,000 (9.3%) and interest expense decreased by $872,000 (22.6%). Net interest margin decreased to 3.09% compared to 3.13% for 2002. The provision for loan losses declined to $101,000 compared to $234,000 for 2002.

     Other income of $1.3 million decreased by $82,000, or 5.9% from the comparable 2002 period. Fee income was $782,000, or $35,000 (4.7%) higher than in 2002. This increase was offset by a decrease of $36,000 (8.7%) in net gain on sales of assets and a decrease of $81,000 (34.6%) in other income. Fee income was reduced by $100,000 ($0.03 per share, after tax) due to an additional valuation allowance for mortgage servicing rights. Total other expenses were $4.6 million, or $1.15 million (33.2%) higher than those in 2002. In 2003, other expenses increased $538,000 (44.6%), compensation and benefits increased $422,000 (23.9%) and furniture and equipment increased $162,000 (98.8%). Other expenses included non-recurring expenses of $368,000 ($0.12 per share, after-tax) during the fourth quarter. These expenses included $199,000 ($0.06 per share, after tax) due to expenses related to the merger of the Company with Aviston Financial and the Company’s name change, and $169,000 ($0.05 per share, after tax) in other miscellaneous non-recurring expenses. Compensation and benefits increased primarily due to the addition of Aviston Financial personnel during the fourth quarter.

     The annualized return on stockholders’ equity was 6.72% compared to 11.63% for the comparable 2002 period. The annualized return on assets was 0.43% compared to 0.85% for the fourth quarter of 2002.

Year End Results

     For the year ended December 31, 2003 net income decreased by 39.0% to $1.36 million ($0.65 per diluted share) compared to earnings of $2.23 million ($0.93 per diluted share) for 2002. Net interest income declined to $15.5 million, or $547,000 (3.4%) less than in 2002. Net interest margin declined slightly to 3.16% compared to 3.22% in 2002. Interest income decreased by $4.6 million (14.4%) to $27.5 million, and interest expense decreased by $4.1 million (25.4%) to $12.0 million. The decrease in net interest income resulted from a decline in the average balance of interest-earning assets. The provision for loan losses was $4.1 million compared to $4.0 million in 2002.

     Other income increased by $1.2 million, or 26.5%, from $4.5 million to $5.7 million. Net gain on sale of loans increased by $155,000 (13.9%) to $1.3 million. Other income in 2003 included a gain of $478,000 from the sale of a branch office. Fee income increased by $339,000 (13.4%) to $2.9 million from $2.5 million in 2002. The increase in fee income was primarily the result of an overall restructuring of fees to be more competitive with other local banks.

     Other expenses were $15.4 million, or $2.0 million (14.7%), higher than those for the same period of 2002. There were increases of $862,000 (19.5%) in other expenses, $635,000 (8.9%) in compensation and benefits, $333,000 (54.4%) in furniture and equipment expense and $149,000 (11.9%) in occupancy expense. The increase in compensation and benefits was partially the result of $297,000 ($0.09 per share after-tax) of severance payments associated with the departure of three executive officers and severance payments associated with reorganizational reductions of workforce. Additional personnel resulting from the Aviston Financial merger also contributed to the increase in compensation and benefits. The increase in other miscellaneous expenses to $5.3 million from $4.4 million in 2002 was primarily due to the $368,000 of non-recurring expenses previously mentioned in the fourth quarter results.

     The return on stockholders’ equity was 4.00% compared to 5.42% in 2002. The return for 2003 included the profit from the branch sale that was finalized in the first quarter of 2003. The return on assets was 0.25% in 2003 compared to 0.42% in 2002.

Financial Condition at December 31, 2003

     The Company’s total assets were $609.2 million, an increase of $62.8 million, or 11.5%, from $546.4 million at December 31, 2002. Net loans increased $41.5 million (10.8%), office properties and equipment increased $6.7 million (64.9%), goodwill increased $8.4 million (272.9%) and investment securities increased $4.9 million (5.8%). These increases were partially offset by a decrease in cash and cash equivalents of $1.8 million. The increase in total assets was primarily due to the merger with Aviston Financial, partially offset by the sale of the Company’s Hoopeston, Illinois office. Deposits increased by $62.5 million (14.5%) to $494.4 million. The sale of the Company’s Hoopeston, Illinois office in the first quarter of 2003 reduced deposits by $19.4 million, loans by $6.4 million and cash and cash equivalents by $12.3 million. In addition, principal payments and prepayments on both loans and mortgage-backed securities were at a high rate during 2003, due to the low interest rate environment which made refinancing attractive for borrowers.

     Stockholders’ equity totaled $45.6 million, reflecting an increase of $4.5 million (11.0%) compared to December 31, 2002. The increase was due mainly to stock issued in the Aviston Financial merger and to net income, which was partially offset by common stock repurchases, dividend payments and a decrease in unrealized gains on securities available-for-sale. There were 2,606,022 shares of common stock outstanding at December 31, 2003, compared to 2,331,762 shares of common stock outstanding at December 31, 2002. Equity per share of common stock decreased by $0.12 to $17.51 at December 31, 2003 from $17.63 at December 31, 2002. The capital ratios of the Company, as well as of Centrue Bank, the Company’s wholly-owned subsidiary, continued to be in excess of regulatory requirements.

Parish Bank Acquisition

     During the first quarter of 2004, we completed the acquisition of Parish Bank, an institution with $20 million in assets located in Momence, Illinois. The all cash acquisition allowed us to expand our banking presence in that community where we now have the #1 market share. We have consolidated our banking operations into Parish Bank’s facilities and have retained several talented employees who have joined the Centrue Financial team.

     Centrue Financial Corporation and Centrue Bank are headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. The Bank operates eighteen branches in eight counties ranging from northeast Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of more than $600 million and 195 employees.

# # #

Financial Highlights
Condensed Consolidated Statements of Income
Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except Per Share Data)

	(Unaudited)
	Three Months Ended
	December 31,
	2003	2002
Total interest income	$7,164	$7,899
Total interest expense	2,980	3,852

Net interest income	4,184	4,047
Provision for loan losses	101	234

Net interest income after provision for loan losses	4,083	3,813

Other income:
Net gain on sales of assets	377	413
Fee income	782	747
Other	156	237

Total other income	1,315	1,397

Other expenses:
Compensation and benefits	2,189	1,767
Occupancy	375	343
Furniture and equipment	326	164
Other	1,743	1,205

Total other expense	4,633	3,479

Income before income taxes	765	1,731
Income tax expense	93	541

Net income	$672	$1,190

Other comprehensive income:
Unrealized gains (losses) on available-for-sale securities, net of taxes	77	(19)

Comprehensive income	$749	$1,171

Basic earnings per share	$0.27	$0.51

Diluted earnings per share	$0.26	$0.51

Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.09%	3.13%
Return on assets (ratio of net income to average total assets)	0.43%	0.85%
Return on equity (ratio of net income to average equity)	6.72%	11.63%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except Per Share Data)

	(Unaudited)
	Year Ended
	December 31,
	2003	2002
Total interest income	$27,476	$32,114
Total interest expense	11,996	16,087

Net interest income	15,480	16,027
Provision for loan losses	4,122	3,990

Net interest income after provision for loan losses	11,358	12,037

Other income:
Net gain on sales of assets	1,532	1,168
Net gain on sale of branch office	478	—
Fee income	2,874	2,535
Other	822	808

Total other income	5,706	4,511

Other expenses:
Compensation and benefits	7,786	7,151
Occupancy	1,398	1,249
Furniture and equipment	945	612
Other	5,282	4,420

Total other expense	15,411	13,432

Income before income taxes	1,653	3,116
Income tax expense	290	883

Net income	$1,363	$2,233

Other comprehensive income:
Unrealized gains (losses) on available-for-sale securities, net of taxes	(543)	1,026

Comprehensive income	$820	$3,259

Basic earnings per share	$0.65	$0.94

Diluted earnings per share	$0.65	$0.93

Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.16%	3.22%
Return on assets (ratio of net income to average total assets)	0.25%	0.42%
Return on equity (ratio of net income to average equity)	4.00%	5.42%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data)

	(Unaudited)
	December 31,	December 31,
	2003	2002
Selected Financial Condition Data:
Total assets	$609,208	$546,404
Net loans, including loans held for sale	425,840	384,367
Allowance for loan losses	7,471	6,524
Investment securities — available-for-sale	87,712	82,638
Investment securities — held-to-maturity	892	1,093
Deposits	494,352	431,814
Total borrowings	64,396	69,700
Unrealized gains on securities available- for-sale, net of taxes	1,088	1,631
Stockholders’ equity	45,643	41,107

Shares outstanding	2,606,022	2,331,762

Stockholders’ equity per share	$17.51	$17.63

Selected asset quality ratios:
Non-performing assets to total assets	1.00%	2.03%
Allowance for loan losses to non-performing loans	136.34%	63.51%
Classified assets to total assets	4.12%	2.93%
Allowance for loan losses to classified assets	29.76%	40.76%
Non-performing asset analysis:
Non-accrual loans	$3,248	$6,834
Loans past due 90 days and accruing	2,232	3,439
Real estate owned and repossessed assets	319	316
Troubled Debt Restructurings	281	480

Total	$6,080	$11,069

Net (recoveries) charge-offs for quarter	$(528)	$25